Press Release

Contact:     David Radulski                    Carol Parker Trott
Investor Relations                Media Relations
(203) 964-3470                    (441) 294-7290

XL Group plc Announces Fourth Quarter and Full Year 2015 Results

•	Operating net income[1] of $195.0 million, or $0.65 per share, for the quarter and $706.0 million, or $2.43 per share, for the full year on a fully diluted basis

•
Net income attributable to ordinary shareholders, and net income attributable to ordinary shareholders excluding the impact of the GreyCastle Life Retro Arrangements,[2] of $228.6 million and $173.0 million, respectively, for the quarter and $1.2 billion and $982.1 million, respectively, for the full year

•	P&C combined ratio of 92.3% for the quarter compared to 84.5% in the prior year quarter, and a full year P&C combined ratio of 92.0% compared to 88.2% in the prior year

•
Operating return on average ordinary shareholders' equity[3] excluding and including average unrealized gains and losses on investments for the full year was 7.3% and 6.5% respectively. Excluding integration costs these return rates would be 8.9% and 7.9%, respectively.

•
Natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums in the quarter of $107.8 million, compared to $31.7 million in the prior year quarter, and $213.2 million for the full year compared to $113.3 million in the prior year

•	Integration costs related to the combination with Catlin Group Limited ("Catlin") totaled $73.3 million in the quarter and $156.4 million in the full year

•	Earnings in the quarter from affiliates were $14.7 million, compared to $33.5 million in the prior year quarter, due primarily to the impact of continuing market volatility on the portfolio

•	Fully diluted tangible book value per ordinary share[4] of $31.52 at December 31, 2015, a decrease of $0.43, or 1.3%, from September 30, 2015

•	Share buybacks totaled 4.7 million shares and $176.7 million during the quarter and 12.4 million shares and $466.7 million for the full year

_______________________
1Defined as net income (loss) attributable to ordinary shareholders excluding: (1) our net investment income - Life Funds Withheld Assets (defined below), net of tax, (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, net of tax, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, net of tax, (5) our net realized and unrealized (gains) losses on GreyCastle life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for XL Group plc ("XL")'s insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, net of tax, (8) our expenses related to the Catlin acquisition, net of tax, (9) our gain on the sale of our interest in our former operating affiliate, ARX Holding Corp. ("ARX"), (10) our loss on the GreyCastle Life Retro Arrangement, net of tax, (11) our loss on the Other Life Retro Arrangements5 and (12) our loss on the early extinguishment of the notes assumed in conjunction with the Catlin acquisition. “Operating net income”, “operating return on average ordinary shareholders' equity" and "operating return on average ordinary shareholders' equity excluding average unrealized gains and losses on investments" are non-GAAP financial measures. See the schedule entitled “Reconciliation” on page 8 of this press release for a reconciliation of “operating net income” to net income (loss) attributable to ordinary shareholders and the calculation of “operating return on average ordinary shareholders' equity" and "operating return on average ordinary shareholders' equity excluding average unrealized gains and losses on investments", both of which are based on operating net income.
2On May 1, 2014, our wholly-owned subsidiary, XL Insurance (Bermuda) Ltd (“XLIB”), entered into a sale and purchase agreement with GreyCastle Holdings Ltd. (“GreyCastle”) providing for the sale of 100% of the common shares of XLIB's wholly-owned subsidiary, XLLR, for $570 million in cash. This transaction was completed on May 30, 2014. As a result of the transaction, we have ceded the majority of our life reinsurance business to XLLR via 100% quota share reinsurance (the "GreyCastle Life Retro Arrangements"). The designated investments that support the GreyCastle Life Retro Arrangements, which are written on a funds withheld basis ("Life Funds Withheld Assets"), are included within "Total investments available for sale" and "Fixed maturities, trading at fair value" on our balance sheet. Investment results for these assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are grouped within "Contribution from GreyCastle Life RetroArrangements" in the schedule entitled "Reconciliation" on page 8 of this press release. Net income attributable to ordinary shareholders excluding the impact of the GreyCastle Life Retro Arrangements is a non-GAAP financial measure.
3Ordinary shareholders' equity is defined as total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries.
4 Book value per ordinary share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per ordinary share represents book value per ordinary share (total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issuances at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are excluded from ordinary shareholders' equity. XL believes that fully diluted tangible book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.
5During 2015, we entered into a large reinsurance agreement ceding approximately 80% of the remaining life reinsurance premiums that were not included in the GreyCastle Retro Arrangements ("Other Life Retro Arrangements").

Dublin, Ireland – February 3, 2016 – XL Group plc (“XL” or the “Company”) (NYSE: XL) today reported its fourth quarter and full year 2015 results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

“Through 2015 XL produced solid results in a tough (re)insurance market while closing a transformative acquisition and successfully launching XL Catlin. Our colleagues focused on executing a superior integration process that has thus far exceeded our expectations for both business and talent retention as well as synergy savings. Looking to 2016, taking into account the continued pressure from both the (re)insurance and investment markets, we feel we are well positioned to capitalize on our increased market relevance and to find new areas of innovation and opportunity."

Highlights
Year Ended December 31
(U.S. dollars in thousands, except per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited) (Note 1)
	2015	2014	2015	2014
Operating net income (loss)	$195,029	$293,927	$705,994	$999,241
Per ordinary share-fully diluted	$0.65	$1.12	$2.43	$3.68

Net income (loss) attributable to ordinary shareholders	$228,550	$139,499	$1,207,152	$188,340
Per ordinary share-fully diluted	$0.76	$0.53	$4.15	$0.69

Note 1: The Company's results for the twelve months ended December 31, 2015 include those of Catlin Group Limited from May 1, 2015

•
Operating net income of $195.0 million for the quarter decreased compared to operating net income of $293.9 million in the prior year quarter. The current quarter includes approximately $73.3 million in integration costs as well as $107.8 million in natural catastrophe losses compared to $31.7 million in natural catastrophe losses in the prior year quarter.

•	Operating income excludes the $35.0 million loss associated with the retrocession of the Company's US term life reinsurance business in the fourth quarter.

•	Net income (loss) attributable to ordinary shareholders of $228.6 million for the quarter increased compared to $139.5 million in the prior year quarter.

•
Net investment income for the quarter was $215.5 million, compared to $226.2 million in the prior year quarter and $225.1 million in the third quarter of 2015. Net investment income excluding the Life Funds Withheld Assets for the quarter was $171.9 million, compared to $172.3 million in the prior year quarter and $178.6 million in the third quarter of 2015.

•
Net income from affiliates was $14.7 million for the quarter, compared to net income of $33.5 million in the prior year quarter. This decrease was driven primarily by our hedge fund and investment manager affiliates resulting from the impact of market volatility.

•
An income tax benefit of $39.3 million in the quarter and $19.2 million for the full year was driven by the combination of the jurisdictions in which the profits and losses have occurred across the Company's global operations, and the tax benefit recognized as a result of the restructuring of legacy Catlin's U.S. operations.

•
Fully diluted tangible book value per ordinary share decreased by $0.43 from the prior quarter to $31.52, driven by the decrease in our unrealized gains on investments and our payment of dividends, partially offset by net income.

•
Share buybacks totaled 4.7 million shares and $176.7 million during the quarter. At December 31, 2015, $703.3 million of ordinary shares remained available for purchase under our share buyback program.

P&C Operations
Year Ended December 31
(U.S. dollars in thousands)
	Three Months Ended		Year Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited) (Note 1)
	2015	2014	2015	2014
Gross premiums written	$2,527,766	$1,620,620	$10,669,009	$7,761,490
Net premiums written	$1,878,792	$1,200,097	$7,888,824	$5,767,209
Net premiums earned	$2,375,155	$1,413,161	$8,164,184	$5,717,438

Underwriting profit (loss)	$183,458	$218,850	$653,191	$676,046

Loss ratio	58.1%	52.3%	58.4%	57.0%
Underwriting expense ratio	34.2%	32.2%	33.6%	31.2%
Combined ratio	92.3%	84.5%	92.0%	88.2%

Note 1: The Company's results for the twelve months ended December 31, 2015 include those of Catlin Group Limited from May 1, 2015

•	P&C gross premiums written (“GPW”) in the fourth quarter increased 56.0% compared to the prior year quarter following the combination with Catlin.

•
The Insurance segment GPW increased 58.8% from the prior year quarter primarily due to the combination with Catlin.  Excluding the impacts of the additional Catlin business and foreign exchange, the segment experienced an increase of 3.2%. Renewed premium was higher than in prior year quarter driven by our Global Risk Management, Cyber and Marine lines.  In those lines where premium rates did not support our target returns, new and renewal premiums were reduced.

•
The Reinsurance segment GPW also increased 30.3% from the prior year quarter, albeit on a light renewal quarter, primarily due to the combination with Catlin. This was partially offset by the timing of renewals, particularly a large quota share which was extended and renewed at January 1, 2016.

•	P&C net premiums earned (“NPE”) in the fourth quarter of $2.4 billion were comprised of $1.64 billion from the Insurance segment and $734.9 million from the Reinsurance segment.

•
The P&C loss ratio in the current quarter was 5.8 percentage points higher than in the prior year quarter. Included in the P&C loss ratio was favorable development of $121.2 million compared to $96.7 million in the prior year quarter. The P&C loss ratio variance was impacted by natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums of $107.8 million, compared to $31.7 million in the prior year quarter. Excluding prior year development and natural catastrophe losses the fourth quarter P&C loss ratio was 1.7% higher than the prior year quarter driven in part by several large losses.

•
The P&C combined ratio excluding prior year development and the impact of natural catastrophe losses for the quarter was 92.8%, compared to 89.1% for the prior year quarter. The Insurance segment combined ratio on this basis was 95.7% for the quarter compared to 95.4% for the prior year quarter, while the Reinsurance segment combined ratio on this basis was 86.3% for the quarter compared to 73.0% for the prior year quarter, driven by the large losses mentioned above and loss activity in our worldwide agricultural line of business.

•
Excluding Catlin related transaction and integration costs, ongoing operating expenses were 37.1% higher than the prior year quarter primarily due to the impact of the combination with Catlin. However, overall run rate expenses for the quarter continue to indicate that synergy savings are being achieved in line or ahead of expectations. The operating expense ratio decreased by 3.3% to 16.9% in the current quarter, compared to 20.2% in the prior year quarter.

Further details of the results for the quarter may be found in the Company’s Financial Supplement, which is dated February 3, 2016 and is available on the Investor Relations section of XL's website.

A conference call to discuss the Company’s results will be held at 8:00 a.m. Eastern Time on Thursday, February 4, 2016. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlcatlin.com and will be archived on the website from approximately 10:00 am Eastern Time on February 4, 2016, until approximately midnight Eastern Time on March 4, 2016. A telephone replay of the conference call will also be available beginning at approximately 10:00 a.m. Eastern Time on February 4, 2016, until approximately midnight Eastern Time on March 4, 2016, by dialing (402) 220-4745 or (800) 879-6405. The following password will be required: 6617.

About XL Group plc
XL Group plc (NYSE: XL), through its subsidiaries and under the "XL Catlin" brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlcatlin.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” "could," or "would" and similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in the size of XL’s claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL; (d) changes in the projected amount of ceded reinsurance recoverables and the credit ratings and credit worthiness of reinsurers; (e) actual loss experience from insured or reinsured events and the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated; (f) increased competition on the basis of pricing, capacity, coverage terms or other factors such as the increased inflow of third party capital into reinsurance markets, which could harm XL’s ability to maintain or increase its business volumes or profitability; (g) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (h) the impact of changes in the global financial markets, such as the effects of inflation on XL's business, including on pricing and reserving, increased government involvement or intervention in the financial services industry and changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments, future financing activities and access to such markets or general financial condition; (i) XL's ability to successfully implement its business strategy, including the integration of Catlin; (j) XL’s ability to successfully attract and raise additional third party capital for existing or new investment vehicles; (k) the potential impact on XL of government-mandated insurance coverage for acts of terrorism; (l) changes in ratings and rating agency policies or practices; (m) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of XL’s financial instruments that could result in changes to investment valuations; (n) changes to XL’s assessment as to whether it is more likely than not that it will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (o) the availability of borrowings and letters of credit under credit facilities; (p) the ability of XL’s subsidiaries to pay dividends to XL Group plc and XLIT Ltd.; (q) the potential effect of legislative or regulatory developments in the jurisdictions in which XL operates, such as those that could impact the financial markets or increase XL’s business costs and required capital levels, including but not limited to changes in regulatory capital balances that must be maintained by our operating subsidiaries and governmental actions for the purpose of stabilizing the financial markets; (r) the effects of business disruption, economic contraction or economic sanctions due to global political and social conditions such as war, terrorism or other hostilities, or pandemics; (s) changes in regulators or laws applicable to us or our subsidiaries, brokers or customers; (t) the actual amount of new and renewal business and acceptance of XL's products and services, including new products and services and the materialization of risks related to such products and services; (u) changes in the availability, cost or quality of reinsurance; (v) changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers; (w) the loss of key personnel and changes in accounting standards, policies or practices or the application thereof; (x) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; (y) the effects of mergers, acquisitions and divestitures, including XL's ability to modify its internal controls over financial reporting, changes to its risk appetite and its ability realize the value or benefits expected, in each case, as a result of such transactions, including the GreyCastle Life Retro Arrangements, the Other Life Retro Arrangements and XL's acquisition of Catlin; (z) changes in general economic conditions, including new or continued sovereign debt concerns in Euro-Zone countries or downgrades of US securities by credit rating agencies, which could affect XL’s financial condition, results of operations, liquidity or cash flows; (aa) developments related to bankruptcies or other financial concerns of companies insofar as they affect property and casualty insurance and reinsurance coverage or claims that XL may have as a counterparty; (bb) judicial decisions and rulings, new theories of liability or emerging claims coverage issues, legal tactics and settlement terms; and (cc) the other factors set forth in XL’s reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward looking statement, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.
XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

	Three Months Ended		Year Ended
Adjusted Income statement and other data (Note 1):	December 31,		December 31,
	(Unaudited)		(Unaudited) (Note 2)
	2015	2014	2015	2014
Adjusted Revenues (Note 1):
Net premiums written	$1,890,455	$1,223,161	$7,951,063	$5,944,841

Net premiums earned	$2,386,820	$1,436,225	$8,226,425	$5,895,070

Net investment income - excluding Life Funds Withheld Assets (Note 1)	171,887	172,297	684,881	789,050
Net realized gains (losses) on investments sold - excluding Life Funds Withheld Assets (Note 1)	11,245	13,105	19,997	122,991
Net realized and unrealized (losses) gains on derivative instruments	(4,004)	11,346	53,123	29,886
Income (loss) from investment fund affiliates	10,329	20,330	73,320	95,816
Fee income and other	10,106	11,688	33,201	43,630
Total adjusted revenues	$2,586,383	$1,664,991	$9,090,947	$6,976,443

Adjusted Expenses (Note 1):
Net losses and loss expenses incurred - P&C operations	$1,380,893	$739,420	$4,766,200	$3,258,393
Claims and policy benefits - run-off Life operations	51,950	23,976	115,997	242,963
Acquisition costs	412,962	171,203	1,317,448	738,118
Operating expenses	563,713	354,892	1,969,219	1,339,705
Exchange (gains) losses	(16,201)	(37,765)	27,292	(27,469)
Extinguishment of debt	5,592	—	5,592	—
Interest expense	52,181	34,229	205,215	134,106
Total adjusted expenses	$2,451,090	$1,285,955	$8,406,963	$5,685,816

Income (loss) before income tax, income (loss) from operating affiliates, and GreyCastle Life Retro Arrangements (Note 1)	$135,293	$379,036	$683,984	$1,290,627

Net income (loss) from operating affiliates	4,414	13,174	44,740	107,218
Provision (benefit) for income tax, excluding amount related to loss on sale of life reinsurance subsidiary (Note 1)	(39,296)	38,173	(19,161)	141,997
Gain on sale of operating affiliate	—	—	340,407	—

Net income (loss) before GreyCastle Life Retro Arrangements (Notes 1 and 3)	179,003	354,037	1,088,292	1,255,848

Contribution from GreyCastle Life Retro Arrangements (Note 1)	55,576	(211,064)	225,047	(365,687)
Loss on sale of life reinsurance subsidiary, net of tax (Note 1)	—	—	—	621,323

Net income (loss)	234,579	142,973	1,313,339	268,838

Non-controlling interests	6,029	3,474	106,187	80,498

Net income (loss) attributable to ordinary shareholders	228,550	139,499	1,207,152	188,340

Other comprehensive income - Contribution from GreyCastle Life Retro Arrangements (Note 1)	(55,576)	211,064	(225,047)	365,687
Other comprehensive income - P&C, Corporate and Other	(212,890)	41,465	(572,795)	382,114

Comprehensive Income	$(39,916)	$392,028	$409,310	$936,141

Note 1: This presentation includes non-GAAP financial measures, as income and expense items related to the GreyCastle Life Retro Arrangements are excluded from revenues and expenses and shown above in "Contribution from GreyCastle Life Retro Arrangements". Investment results for the Life Funds Withheld Assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement which is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are also grouped above within "Contribution from GreyCastle Life Retro Arrangements".

Note 2: The Company's results for the year ended December 31, 2015 include those of Catlin from May 1, 2015
Note 3: "Net income (loss) before GreyCastle Life Retro Arrangements" less "Non-controlling interests" is equal to "Net income (loss) attributable to ordinary shareholders excluding Contribution from GreyCastle Life Retro Arrangements" reported on page 8.

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA

Selected balance sheet data:
(U.S. dollars in thousands except share and per share amounts)	At	At
	December 31, 2015	December 31, 2014
	(Unaudited)	(Note 1)
Total investments available for sale	$33,753,898	$30,484,053
Cash and cash equivalents	3,256,236	2,521,814
Investments in affiliates	1,708,899	1,637,620
Unpaid losses and loss expenses recoverable	5,262,706	3,429,368
Goodwill and other intangible assets	2,210,266	447,952
Total assets	58,682,938	45,046,819

Unpaid losses and loss expenses	25,439,744	19,353,243
Deposit liabilities	1,168,376	1,245,367
Future policy benefit reserves	4,163,500	4,707,199
Funds withheld liability on GreyCastle Life Retro Arrangements, net of future policy benefit reserves recoverable	914,629	1,155,016
Unearned premiums	7,043,358	3,973,132
Notes payable and debt	2,644,970	1,662,580

Total shareholders’ equity	13,654,463	11,435,766
Ordinary shareholders' equity	11,677,079	10,033,751
Ordinary shares outstanding (Note 2)	294,783,992	255,222,835

Basic book value per ordinary share (Note 3)	$39.61	$39.31
Fully diluted book value per ordinary share (Note 3)	$38.87	$38.51
Fully diluted tangible book value per ordinary share (Note 3)	$31.52	$36.79

Note 1: Certain items have been reclassified to conform to the current period presentation.

Note 2: Ordinary shares outstanding include all ordinary shares issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding.

Note 3: Book value per ordinary share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per ordinary share represents book value per ordinary share (total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issuances at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are excluded from ordinary shareholders’ equity.

XL Group plc
RECONCILIATION

The following is a reconciliation of XL’s net income (loss) attributable to ordinary shareholders to operating net income (loss) (Note 3) and also includes the calculation of return on average ordinary shareholders’ equity and return on average ordinary shareholders’ equity excluding average unrealized gains and losses on investments, in each case based on operating net income (loss) for the years ended December 31, 2015 and 2014.

(U.S. dollars in thousands except share and per share amounts)	Three Months Ended		Year Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited) (Note 2)
	2015	2014	2015	2014
		(Note 1)		(Note 1)
Net income (loss) attributable to ordinary shareholders	$228,550	$139,499	$1,207,152	$188,340
Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets	35,358	269,412	151,691	488,222
Net realized (gains) losses on investments and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets	(36,668)	1,910	(182,181)	15,529
Net investment income - Life Funds Withheld Assets	(43,620)	(53,936)	(187,489)	(129,575)
Foreign exchange revaluation (gains) losses on and other income and expense items related to Life Funds Withheld Assets	(10,646)	(6,322)	(7,068)	(8,489)
Loss on sale of life reinsurance subsidiary, net of tax	—	—	—	621,323
Net income (loss) attributable to ordinary shareholders excluding Contribution from GreyCastle Life Retro Arrangements (Note 3)	$172,974	$350,563	$982,105	$1,175,350
Net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, net of tax	(8,689)	(19,861)	(12,432)	(124,759)
Net realized and unrealized (gains) losses on derivatives, net of tax	3,453	(11,347)	(53,577)	(29,884)
Net realized and unrealized (gains) losses on investments and derivatives related to the Company's insurance company affiliates, net of tax	1,493	1,743	2,732	(985)
Exchange (gains) losses, net of tax	(15,380)	(27,171)	23,347	(20,481)
Expenses related to Catlin acquisition	1,700	—	64,748	—
Gain on sale of operating affiliate	—	—	(340,407)	—
Loss on Other Life Retro Arrangements, net of tax	34,986	—	34,986	—
Extinguishment of debt, net of tax	4,492	—	4,492	—
Operating net income (loss) (Note 4)	$195,029	$293,927	$705,994	$999,241
Per ordinary share results: (Note 5)
Net income (loss) attributable to ordinary shareholders	$0.76	$0.53	$4.15	$0.69
Operating net income (loss) (Note 4)	$0.65	$1.12	$2.43	$3.68
Weighted average ordinary shares outstanding:
Basic	297,138,797	257,040,133	286,194,248	267,103,032
Diluted - Net income	302,298,268	262,146,892	290,998,857	271,526,525
Diluted - Operating net income	302,298,268	262,146,892	290,998,857	271,526,525
Return on ordinary shareholders' equity:
Closing ordinary shareholders' equity (Note 6)	11,677,079	10,033,751	11,677,079	10,033,751
Closing unrealized (gain) loss on investments, net of tax (Note 7)	$(745,592)	$(1,514,067)	$(745,592)	$(1,514,067)
Average ordinary shareholders' equity excluding average unrealized gains (losses) on investments, net of tax (Note 5)	$10,932,084	$8,553,806	$9,725,585	$8,892,037
Average ordinary shareholders' equity (Note 6)	$11,807,654	$9,937,403	$10,855,415	$10,015,692
Operating net income (loss) (Note 4)	$195,029	$293,927	$705,994	$999,241
Annualized operating net income (loss) (Note 4)	$780,116	$1,175,708	$705,994	$999,241
Annualized operating return on average ordinary shareholders' equity (Notes 4 and 6)	6.6%	11.8%	6.5%	10.0%
Annualized operating return on average ordinary shareholders' equity excluding average unrealized gains and losses on investments (Notes 4 and 6)	7.1%	13.7%	7.3%	11.2%

Note 1: Certain amounts have been reclassified to conform to the current period presentation.
Note 2: The Company's results for the year ended December 31, 2015 include those of Catlin from May 1, 2015.
Note 3: Investment results for the Life Funds Withheld Assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement which is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are grouped within "Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets" in the reconciliation above.

Note 4: Defined as net income (loss) attributable to ordinary shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, net of tax, (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, net of tax, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, net of tax, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for XL's insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, net of tax, (8) our expenses related to the Catlin acquisition, net of tax, (9) our gain on sale of our interest in our operating affiliate, ARX, and (10) our loss on the GreyCastle Life Retro Arrangement, net of tax, (11) our loss on the Other Life Retro Arrangements and (12) our loss on the early extinguishment of the notes assumed in conjunction with the Catlin acquisition. In addition to presenting net income (loss), we believe that showing "operating net income (loss)", "operating return on average ordinary shareholders' equity" and "operating return on average ordinary shareholders' equity excluding average unrealized gains and losses on investments" enables investors and other users of our financial information to analyze our performance in a manner similar to how we analyze our performance. In this regard, we believe that providing only a GAAP presentation of net income (loss) would make it more difficult for users of our financial information to evaluate our underlying business. We also believe that equity analysts and certain rating agencies that follow us (and the insurance industry as a whole) exclude these items from their analyses for the same reasons, and they request that we provide this non-GAAP financial information on a regular basis. A reconciliation of our net income (loss) attributable to ordinary shareholders to operating net income (loss) is provided above.

Note 5: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.

Note 6: Ordinary shareholders’ equity is defined as total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries.
Note 7: Unrealized (gain) loss on investments, net of tax is the cumulative impact of mark to market fluctuations on our investment portfolio that have not been realized through sales.

Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to ordinary shareholders excluding: (1) net investment income - Life Funds Withheld Assets, net of tax, (2) net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, net of tax,(3) net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) net realized and unrealized (gains) losses on derivatives, net of tax, (5) net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) share of items (2) and (4) for XL's insurance company affiliates for the periods presented, (7) foreign exchange (gains) losses, net of tax, (8) expenses related to the Catlin acquisition, net of tax, (9) gain on the sale of our interest in our operating affiliate, ARX, and (10) the loss on the sale of life reinsurance subsidiary, XLLR, net of tax; (11) our loss on the Other Life Retro Arrangements and (12) our loss on the early extinguishment of the notes assumed in conjunction with the Catlin acquisition; (ii) return on average ordinary shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”); (iii) Operating ROE excluding average unrealized gains and losses on investments; (iv) net income (loss) attributable to ordinary shareholders excluding the Contribution from the GreyCastle Life Retro Arrangements and (v) book value per ordinary share (ordinary shareholders’ equity divided by the number of shares outstanding at the period end date), fully diluted book value per ordinary share (book value per share combined with the dilutive impact of potential future share issues at any period end), and fully diluted tangible book value per ordinary share (calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are excluded from ordinary shareholders’ equity). These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release on page 8.

Although the investment of premiums to generate income (or loss) and realize capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the operational sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives, net of tax, include all derivatives entered into by XL other than certain credit derivatives and the life retrocession embedded derivative. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance.

Net investment income - Life Funds Withheld Assets, net of tax, and net realized (gains) losses on the life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, have been excluded because, as a result of the GreyCastle Life Retro Arrangement, XL no longer shares in the risks and rewards of the underlying performance of the Life Funds Withheld Assets that support these retrocession arrangements.  The returns on the Life Funds Withheld Assets are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative.  Therefore, net investment income from the Life Funds Withheld Assets and changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are not relevant to XL’s underlying business performance. In addition, the loss on the sale of life reinsurance subsidiary, net of tax, has been excluded due to the one-time, non-operating nature of this loss.

Foreign exchange (gains) losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on XL’s financial position and are not representative of any economic gain or loss made by XL. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) would make it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing operating net income for any period other than a fiscal year when actual operating income is used by the average of the opening and closing ordinary shareholders’ equity. XL establishes target Operating ROEs for its total operations, segments and lines of business. If XL’s Operating ROE targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. Operating ROE excluding net unrealized gains and losses on investments is an additional measure of a company's profitability that eliminates the impacts of mark to market fluctuations on a company's investment portfolio that have not been realized through sales, which XL believes provides a more consistent measure of company performance.